Exhibit 99.1

newsrelease
Headquarters Office
13737 Noel Road, Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media:	Tenet	Steven Campanini (469) 893-6321
	Perot Systems	Sharon Lakes (972) 577-6012
Investors:	Tenet	Thomas Rice (469) 893-2522
	Perot Systems	John Lyon (972) 577-6132
Tenet, Perot Systems Extend Long-Term Relationship
New 10-Year Agreement Will Enhance Implementation of New Clinical Technology
     DALLAS — Nov. 17, 2006 — Tenet Healthcare Corporation (NYSE: THC) announced today that it has signed a new 10-year contract with Perot Systems Corporation (NYSE: PER) that expands, extends and strengthens the information technology support and management services that Perot Systems has provided for the company and its hospitals since 1990. Under the agreement, Perot Systems will assist Tenet in enhancing the company’s information systems to provide a strong foundation for the introduction of advanced medical information technology designed to further improve quality of care and patient safety at all Tenet hospitals.
     “Perot Systems has been an excellent information technology partner for Tenet, and this agreement brings strength and stability to our successful 16-year relationship,” said Trevor Fetter, Tenet’s president and chief executive officer. “Supporting our advanced clinical technology in our hospitals is a top priority for us. Maintaining this important and valued relationship with Perot Systems is a major step to ensure that our hospitals have the technology support they need to continue the advancements we have made to improve the clinical quality of our patient care.”
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     “The trust that Tenet has placed in Perot Systems has enabled us to apply innovative technology solutions that will help maintain the strong foundation Tenet has built in the pursuit of quality patient care,” said Peter Altabef, president and chief executive officer of Perot Systems. “As a forward-thinking hospital operator, Tenet has also been instrumental in helping Perot Systems become a technology leader in the health care industry. We are pleased to extend and broaden our relationship, and look forward to helping Tenet continue to enhance patient care through information technology.”
     In order to provide a stable system-wide platform for the coordinated deployment and management of sophisticated new clinical technology, the agreement calls for the information systems function at all of Tenet’s hospitals to be managed by Perot Systems. As a result, the information systems departments at the 41 Tenet hospitals that are not already managed by Perot Systems will now be transferred to the Plano, Texas-based information technology services provider. It is anticipated that about 400 affected employees will be given the opportunity to continue their employment with Perot Systems, with comparable salaries and benefits.
     “End-to-end management of our IT resources by Perot Systems will enable us to support and maintain the advanced clinical information technology of the future more efficiently and more effectively at our facilities than is possible with individually managed departments at our hospitals,” said Stephen F. Brown, executive vice president and chief information officer for Tenet. “With end-to-end responsibility, Perot Systems will be able to more effectively leverage specialized technical resources and best practices across all of our hospitals.”
     Brown added, “As we move toward more advanced clinical information systems, we are building a foundation that allows us to have single-vendor suites of products at all of our hospitals. To accomplish this, we’re going to need a high level of coordination and technical skills in all of our hospital IS departments. We believe Perot Systems is the right partner to help us achieve these goals.”
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     The new contract also restructures Tenet’s previous agreement with Perot Systems to better fit the smaller size of the company following Tenet’s divestiture of more than 50 hospitals over the last four years. It also allows for four one-year extensions at Tenet’s discretion beyond the new contract’s current expiration date in 2016.
About Perot Systems
     Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2005 revenue of $2.0 billion. The company has more than 20,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at www.perotsystems.com.
About Tenet Healthcare
     Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services. Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service. Tenet can be found on the World Wide Web at www.tenethealth.com.
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Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2005, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.